Exhibit 5.1

Mark B. Weeks

(650) 843-5011

mweeks@cooley.com

December 17, 2010

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, CA 94303-4230

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate 3,125,922 shares of the Company’s Common Stock, par value $0.001 per share, including (i) 1,943,270 shares (the “2001 EIP Shares”) pursuant to the Company’s 2001 Equity Incentive Plan (the “2001 EIP”), (ii) 932,652 shares (the “2010 EIP Shares”) pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 EIP”), and (iii) 250,000 shares (the “2010 ESPP Shares”) pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”, and together with the 2001 EIP and the 2010 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2001 EIP Shares, the 2010 EIP Shares, and the 2010 ESPP Shares, when sold and issued in accordance with the 2001 EIP, the 2010 EIP, and the 2010 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Mark B. Weeks
Mark B. Weeks

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM